Exhibit 99.1

661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Additional Information: Contact Brian McLeod - Chief Financial Officer @ (334) 897-2273.
The National Security Group, Inc. Releases Earnings

ELBA, ALABAMA (August 13, 2014)…The National Security Group, Inc. (NASDAQ:NSEC) results for the three months and six months ended June 30, 2014 and 2013, based on accounting principles generally accepted in the United States of America, were reported today as follows:

(dollars in thousands)	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
REVENUES
Net premiums earned	$14,100,000	$13,038,000	$27,924,000	$25,972,000
Net investment income	1,030,000	689,000	1,978,000	1,734,000
Net realized investment gains	312,000	1,030,000	400,000	1,057,000
Other income	1,713,000	145,000	1,867,000	317,000
Total Revenues	17,155,000	14,902,000	32,169,000	29,080,000
BENEFITS, LOSSES AND EXPENSES
Policyholder benefits and settlement expenses	9,155,000	8,260,000	17,019,000	17,811,000
Amortization of deferred policy acquisition costs	873,000	923,000	1,771,000	1,865,000
Commissions	1,967,000	1,486,000	3,994,000	3,468,000
General and administrative expenses	2,413,000	2,162,000	4,439,000	3,965,000
Taxes, licenses and fees	521,000	474,000	1,051,000	960,000
Interest expense	382,000	435,000	768,000	877,000
Total Benefits, Losses and Expenses	15,311,000	13,740,000	29,042,000	28,946,000
Income (Loss) Before Income Taxes	1,844,000	1,162,000	3,127,000	134,000
INCOME TAX EXPENSE (BENEFIT)
Current	80,000	88,000	168,000	220,000
Deferred	(170,000)	109,000	26,000	(642,000)
	(90,000)	197,000	194,000	(422,000)
Net Income	$1,934,000	$965,000	$2,933,000	$556,000
INCOME PER COMMON SHARE	$0.77	$0.39	$1.18	$0.23
DIVIDENDS DECLARED PER SHARE	$0.03	$0.025	$0.06	$0.05
Reconciliation of Net Income to non-GAAP Measurement
Net income	$1,934,000	$965,000	$2,933,000	$556,000
Income tax expense (benefit)	(90,000)	197,000	194,000	(422,000)
Realized investment gains, net	(312,000)	(1,030,000)	(400,000)	(1,057,000)
Operating Income (Loss)	$1,532,000	$132,000	$2,727,000	$(923,000)

For the three months ended June 30, 2014, the Company had net income of $1,934,000, $0.77 per share, compared to $965,000, $0.39 per share, for the same period last year. On a pretax basis, for the three months ended June 30, 2014, we had income of $1,844,000 compared to $1,162,000 for the three months ended June 30, 2013. Our pretax income for the three months ended June 30, 2014, consisted of income from operations of $1,532,000 and realized investment gains of $312,000. The pretax income for the three months ended June 30, 2013, consisted of income from operations of $132,000 and realized investment gains of $1,030,000.

The primary component of our $1,532,000 in income from operations for the three months ended June 30, 2014 was a non-recurring $1,621,000 net gain from company owned life insurance (reported as a component of Other Income in the preceding table). Income from operations for the second quarter was adversely impacted by an increase in policy holder benefit claims, particularly in our P&C segment.

Claims for the three months ended June 30, 2014 were $9,155,000 compared to $8,260,000 for the same period last year. The $895,000 increase during the second quarter, compared to last year, was primarily due an increase in catastrophe losses in our P&C segment. Catastrophe losses reported in the second quarter of 2014 were up $1,305,000 compared the second quarter of 2013.

Net premium earned increased 7.5% in the first half of 2014 compared to the same period last year. A combination of increased direct premium revenue and a decrease in reinsurance cost (ceded premium) were the two primary factors contributing to the increase in net premium earned for the six months ended June 30, 2014. Increases in direct premium were driven by a combination of rate increases implemented in our core dwelling and homeowners programs along with a moderate increase in policy issuance. The decrease in reinsurance cost, reducing ceded premium, was due to an 18% reduction in our catastrophe reinsurance cost.

The Company ended the first half of 2014 with net income of $2,933,000, $1.18 per share, compared to net income of $556,000, $0.23 per share, for the same period last year. On a pretax basis, for the six months ended June 30, 2014, we had income of $3,127,000 compared to $134,000 for the six months ended June 30, 2013. Our pretax income for the six months ended June 30, 2014, consisted of income from operations of $2,727,000 and realized investment gains of $400,000. The pretax income for the six months ended June 30, 2013, consisted of a loss from operations of $923,000 and realized investment gains of $1,057,000.

The primary component of the $2,727,000 in income from operations for the six months ended June 30, 2014 was a non-recurring $1,621,000 net gain from company owned life insurance. In addition to the COLI gain, operating income was much improved in 2014 due to lower P&C segment claims activity in the first quarter of 2014.

Year to date claims were down $792,000 in 2014 compared to 2013. The primary reason for the year to date decrease in 2014 compared to 2013 was a reduction in claims related to both cat events and non-catastrophe wind losses in our P&C segment due to a lower frequency of claims in the first quarter of this year. Through June 30, 2014, the P&C segment had a $1,529,000 reduction in cat event losses compared to the same period last year. During 2014, the P&C segment was impacted by six cat events totaling $2,454,000 compared to nine cat events in 2013 totaling $3,983,000. In addition, non-catastrophe wind loses were down $250,000 in 2014 compared to 2013. Offsetting these decreases were a $618,000 increase in claims from fire related losses as well as $600,000 in adverse loss development from the settlement of a claim in a discontinued commercial insurance program.

Shareholders' equity as of June 30, 2014 was $38,368,000 up $4,896,000 from our December 31, 2013 Shareholders' equity of $33,472,000. Book value per share increased $1.88 over the six month period ended June 30, 2014 to $15.30 per share compared to $13.42 per share at December 31, 2013. The primary factors contributing to the increase in Shareholders' equity in the first six months of 2014 was net income of $2,933,000 and other comprehensive income of $1,979,000. The increase in other comprehensive income was primarily driven by the declining interest rate environment which increased the market value of our investments in fixed income securities.

The National Security Group, Inc. (NASDAQ Symbol: NSEC), through its property and casualty and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in eleven states. The Company writes primarily personal lines property coverage including dwelling fire and windstorm, homeowners and mobile homeowners lines of insurance. The Company also offers life, accident and health, supplemental hospital and cancer insurance products. The Company was founded in 1947 and is based in Elba, Alabama.